As filed with the Securities and Exchange Commission on June 20, 1997

                                        Registration Statement No. 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


  CALIFORNIA JOCKEY CLUB                      BAY MEADOWS OPERATING COMPANY
 (Exact Name of Registrant                     (Exact Name of Registrant
 as Specified in its Charter)                  as Specified in its Charter)
         DELAWARE                                        DELAWARE
(State or Other Jurisdiction of                (State or Other Jurisdiction of
Incorporation or Organization)                  Incorporation or Organization)
         94-0358820                                      94-2878485
(I.R.S. Employer Identification No.)        (I.R.S. Employer Identification No.)
     2600 South Delaware Street                    2600 South Delaware Street
         P.O. Box 1117                                 P.O. Box 5050
      San Mateo, CA  94403                           San Mateo, CA  94402
        (415) 573-4514                                (415) 574-7223
(Address, Including Zip Code, and             (Address, Including Zip Code, and
  Telephone Number, Including                   Telephone Number, Including
  Area Code, of Registrant's                    Area Code, of Registrant's
 Principal Executive Offices)                  Principal Executive Offices)
         KJELL H. QVALE                               F. JACK LIEBAU
    Chairman of the Board                  President and Chief Executive Officer
    California Jockey Club                      Bay Meadows Operating Company
  2600 South Delaware Street                       2600 South Delaware Street
         P.O. Box 1117                                P.O. Box 5050
      San Mateo, CA  94403                           San Mateo, CA  94402
        (415) 573-4514                                (415) 574-7223
(Name, Address, Including Zip Code,         (Name, Address, Including Zip Code,
 and Telephone Number, Including               and Telephone Number, Including
 Area Code, of Agent for Service)           Area Code and of Agent for Service)

                              --------------------

                                   copies to:

CHRISTOPHER KAUFMAN, ESQ.  WILLIAM J. NEWELL, ESQ.   GILBERT G. MENNA, P.C.
    Latham & Watkins      McCutchen, Doyle, Brown &  JOSEPH L. JOHNSON III, ESQ.
     75 Willow Road             Enersen, LLP        Goodwin, Procter & Hoar LLP
        Suite 200           One Embarcadero Place        Exchange Place
  Menlo Park, CA  94025        2100 Geng Road        Boston, MA  02109-2881
     (415) 328-4600         Palo Alto, CA  94303         (617) 570-1000
                               (415) 846-4000

                              --------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
==========================================================================================
                                                        Proposed  Proposed
                                                        Maximum   Maximum
                                                        Offering  Aggregate
Title of Each Class of                Amount to be     Price Per  Offering       Amount of
Securities to be Registered           Registered(1)     Share (2)  Price (3)  Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share of
 California Jockey Club
 paired with shares of
 Common Stock, par value
 $.01 per share, of Bay
 Meadows Operating Company......

Preferred Stock, par value
 $.01 per share of
 California Jockey Club.........

Preferred Stock, par value
 $.01 per share of Bay
 Meadows Operating Company......

Total...........................     $500,000,000        N.A.    $500,000,000      $151,516
=================================================================================================

(1) The amount to be registered consists of up to $500,000,000 of an indeterminate amount of common stock of California Jockey Club ("Cal Jockey") which is "paired" with common stock of Bay Meadows Operating Company ("Bay Meadows"), preferred stock of Cal Jockey, and preferred stock of Bay Meadows.

(2) The proposed maximum offering price per share has been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)  Estimated solely for purposes of computing the registration fee.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment.  A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may+
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such State.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 20, 1997

PROSPECTUS
----------
                                  $475,000,000

                             CALIFORNIA JOCKEY CLUB
                                  Common Stock
                                Preferred Stock

                                  $25,000,000

                         BAY MEADOWS OPERATING COMPANY
                                  Common Stock
                                Preferred Stock
                                _______________

     California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows," and together with Cal Jockey, the "Companies") may offer from time to time (i) shares of common stock, $.01 par value, of Cal Jockey ("REIT Common Stock") and shares of common stock, $.01 par value, of Bay Meadows ("Operating Company Common Stock") which are "paired" and traded as units consisting of one share of REIT Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock"); and (ii) one or more series of shares of preferred stock, $.01 par value, of Cal Jockey ("REIT Preferred Stock") and shares of preferred stock, $.01 par value, of Bay Meadows ("Operating Company Preferred Stock," and collectively with REIT Preferred Stock, the "Preferred Stock") which may be, but are not required to be "paired." The Preferred Stock and the Paired Common Stock (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms, all to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Of the $500,000,000 aggregate public offering price of Securities, up to $475,000,000 will be offered by Cal Jockey and up to $25,000,000 will be offered by Bay Meadows.

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designations and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and
(ii) in the case of Paired Common Stock, any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with Cal Jockey's Certificate of Incorporation as then in effect and/or the Bay Meadows Certificate of Incorporation as then in effect, as the case may be, or otherwise appropriate to preserve the status of Cal Jockey as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Companies directly to one or more purchasers, through agents designated from time to time by the Companies or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                              ___________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
                 AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ___________________

            The date of this Prospectus is                   , 1997

                             AVAILABLE INFORMATION

     The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     Cal Jockey and Bay Meadows are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning Cal Jockey and Bay Meadows can be inspected at the offices of the American Stock Exchange (the "AMEX"), 86 Trinity Place, New York, NY 10006-1881. Following consummation of the merger (the "Merger") of Patriot American Hospitality, Inc. ("Patriot") with and into Cal Jockey, as more fully described below in "Surviving Companies," the paired shares of common stock of Cal Jockey and Bay Meadows will be listed and traded on the New York Stock Exchange ("NYSE"), and reports, proxy and other information concerning Cal Jockey and Bay Meadows will then be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     1. Annual Report on Form 10-K (Nos. 001-09319, 001-09320) for the fiscal year ended December 31, 1996;

     2. Current Reports on Form 8-K dated (i) February 24, 1997 (Nos. 001-09319, 001-09320 filed March 3, 1997) reporting the execution of the Merger Agreement and (ii) May 28, 1997 (Nos. 001-09319, 001-09320 filed June 5, 1997)
reporting the amendment and restatement of the Merger Agreement;

     3. The description of the paired shares of REIT Common Stock and Operating Company Common Stock contained or incorporated by reference in Cal Jockey's and Bay Meadows' Registration Statement on Form 8-A (Nos. 001-09319, 001-09320), including any amendments thereto;

     4. Quarterly Report on Form 10-Q (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997; and

     5. Quarterly Report on Form 10-Q/A (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997 (filed May 16, 1997).

     All other documents filed with the Commission by Cal Jockey or Bay Meadows pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to, in the case of Cal Jockey, 2600 South Delaware Street, P.O. Box 1117, San Mateo, California 94403, Attention: Mae de Vol (Telephone No.
(415) 573-4514), or, in the case of Bay Meadows, 2600 South Delaware Street, P.O. Box 5050, San Mateo, California 94402, Attention: Mike Ziegler (Telephone No. (415) 573-4512). Following consummation of the Merger, written requests should be mailed to 3030 LBJ Freeway, Suite 1500 Dallas, TX 75234, Attention:
Shareholder Relations (Telephone No. 972-888-8000).


                                 THE COMPANIES

Cal Jockey

     Cal Jockey operates as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and is the owner of approximately 175 acres of land in San Mateo, California on which the Bay Meadows Racecourse (sometimes referred to herein as the "Racecourse") is situated. The principal Racecourse facilities, which are leased to Bay Meadows, include: (i) the main one-mile dirt horse race track with six furlongs and 1 1/4 mile chutes, inside of which is a seven furlong turf course; (ii) the track's infield area, on which a nine hole par three golf course is situated; (iii) a main structure which contains a grandstand, a clubhouse and a premier seating and dining club; (iv) a parking area; (v) a barn and stable area situated on approximately 38 acres and presently containing approximately 1,550 horse stalls (the "Stable Area"); and
(vi) a 5/8 mile training track oval situated on approximately 40 acres adjacent to the Stable Area (the "Training Track Area"). Cal Jockey also owns approximately two acres in close proximity to the Racecourse on which an indoor tennis club is located.

     Since 1983, the shares of REIT Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit on the AMEX pursuant to a stock pairing arrangement. The terms of the pairing arrangement are set forth in the Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between Cal Jockey and Bay Meadows (the "Pairing Agreement").

     Cal Jockey's principal executive office is located at 2600 South Delaware Street, P.O. Box 1117, San Mateo, California 94403 and its telephone number is
(415) 573-4514.

Bay Meadows

     Bay Meadows is a gaming and entertainment company engaged primarily in the business of conducting and offering pari-mutuel wagering (meaning that individuals wager against each other and not against the operator of the facility) on Thoroughbred horse racing at the Racecourse. In addition to live horse racing at the Racecourse, Bay Meadows simulcasts its horse races to as many as 31 sites in California and as many as 450 sites in the remainder of the world. Additionally, Bay Meadows acts as an off-track wagering facility, allowing patrons to wager on horse races at other tracks, even when live horse racing is not being conducted at the Racecourse, by accepting simulcasts of horse races conducted throughout the United States, Canada, Mexico, Australia and Hong Kong. Bay Meadows generates revenues from commissions on pari-mutuel wagering, admissions, parking, program sales and the food and beverage concessions at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of REIT Common Stock as a single unit on the AMEX pursuant to the Pairing Agreement.

     Bay Meadows' principal executive office is located at 2600 South Delaware Street, P.O. Box 5050, San Mateo, California 94402 and its telephone number is
(415) 574-7223.

Patriot

     Patriot is a self-administered REIT under the Code that owned interests in 56 hotels in 22 states as of June 19, 1997. Patriot's hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco and Seattle. In addition to hotels catering primarily to business travelers, Patriot's portfolio includes world-class resort hotels, including The Boulders, near Scottsdale, Arizona, The Lodge at Ventana Canyon in Tucson, Arizona, The Peaks Resort & Spa in Telluride, Colorado, and Carmel Valley Ranch Resort in Carmel, California (collectively, the "Carefree Resorts"), and prominent hotels in major tourist destinations, including Fort Lauderdale, New Orleans, San Antonio and San Diego. The hotels include 46 full service hotels, 5 resort hotels, 4 limited service hotels and an executive conference center. Fifty-two of the hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Marriott(R), Crowne Plaza(R), Radisson(R), Hilton(R), Hyatt(R), Four Points by Sheraton(R), Holiday Inn(R), Wyndham(TM), Wyndham Garden(R), WestCoast(R), Doubletree(R), Embassy Suites(R), Hampton Inn(R), Registry(R), Carefree(R) and Grand Heritage(R).

     Patriot was formed as a Virginia corporation in April 1995 for the purpose of acquiring equity interests in hotel properties. In October 1995, Patriot completed an initial public offering of common stock, no par value per share, of Patriot ("Patriot Common Stock") and commenced operations. The Patriot Common Stock has traded on the NYSE since September 27, 1995. Through its wholly-owned subsidiaries, PAH LP, Inc. and PAH GP, Inc., Patriot held an approximate 82.7% limited partner interest and the sole 1% general partner interest in the Patriot Partnership as of June 19, 1997. The Patriot Partnership (as defined below) owns, directly or through subsidiaries, Patriot's interests in each of its hotels.

     Patriot's principal executive office is located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number is (972) 888-8000.

Surviving Companies

     On October 31, 1996, Patriot, Cal Jockey and Bay Meadows entered into a binding acquisition agreement (the "October 31, 1996 Agreement") pursuant to which the parties agreed, subject to stockholder approval and other conditions, to engage in a business combination transaction. The parties, together with Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Patriot Partnership"), thereafter entered into an Agreement and Plan of Merger, dated as of February 24, 1997, as amended and restated as of May 28, 1997 (the "Merger Agreement"), which by its terms supersedes the October 31, 1996 Agreement. Upon the Merger becoming effective, Patriot will merge with and into Cal Jockey with Cal Jockey being the surviving company. By operation of the Merger Agreement, the outstanding shares of Patriot Common Stock will be exchanged for Paired Shares of REIT Common Stock and Operating Company Common Stock. As a result of the Merger, Cal Jockey will succeed to Patriot's partnership interests in the Patriot Partnership and Cal Jockey shall thereafter contribute certain of its assets to the Patriot Partnership. Concurrently with these transactions, Bay Meadows will form an operating partnership (the "New Patriot Operating Partnership," and, collectively with the Patriot Partnership, the "Operating Partnerships") which will issue limited partnership units ("OP Units") of the New Patriot Operating Partnership to the independent limited partners of the Patriot Partnership and into which certain assets of Bay Meadows will be contributed. Upon completion of these transactions, Cal Jockey and Bay Meadows will be the surviving entities each with a limited partnership subsidiary that holds substantially all of its assets and conducts substantially all of its operations and the existing independent limited partners will hold an equal number of OP Units in the Patriot Partnership and in the New Patriot Operating Partnership. The stockholders of Cal Jockey, Bay Meadows and Patriot will hold paired shares of the surviving entities which will be traded together as a single unit on the NYSE. In connection with the consummation of the transactions, Cal Jockey will change its name to "Patriot American Hospitality, Inc." and Bay Meadows will change its name to "Patriot American Hospitality Operating Company." Following completion of the Merger, Cal Jockey and Bay Meadows will continue the operations of Patriot, Cal Jockey and Bay Meadows within the paired share ownership structure.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Companies intend to apply the net proceeds from the sale of Securities to general corporate and working capital purposes, including, without limitation, repayment of indebtedness, investment in new properties and maintenance of currently owned properties.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Companies' consolidated ratios of earnings to fixed charges for the periods shown:

                                                       Year Ended December 31,
           Three Months Ended                  -------------------------------------
             March 31, 1997                    1996    1995     1994     1993   1992
         --------------------                  ----    ----     ----     ----   ----
Ratio........  76.84x                          (a)     84.20x   55.09x   8.49x  20.52x
---------------------

(a) Earnings were insufficient to cover fixed charges by $501,000.

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense, rent expense, and the amortization of debt issuance costs. To date, the Companies have not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.


                          DESCRIPTION OF CAPITAL STOCK

     The Cal Jockey Certificate of Incorporation, as amended (the "Cal Jockey Charter"), currently authorizes Cal Jockey to issue up to 13 million shares of capital stock, consisting of (i) 10 million shares of REIT Common Stock and (ii) 3 million shares of REIT Preferred Stock. The Cal Jockey Charter grants the Cal Jockey Board of Directors the power to create and authorize the issuance of REIT Preferred Stock in one or more series, having such voting rights, such rights to dividends and distributions and rights in liquidation, such conversion, exchange and redemption rights and such designations, preferences and participations and such other limitations and restrictions as are not prohibited by the Cal Jockey Charter or applicable law as are specified by the Cal Jockey Board of Directors in its discretion. As of June 19, 1997, the Cal Jockey Board of Directors had not created or authorized any class or series of REIT Preferred Stock.

     The Bay Meadows Certificate of Incorporation, as amended (the "Bay Meadows Charter") currently authorizes Bay Meadows to issue up to 13 million shares of capital stock, consisting of (i) 10 million shares of Operating Company Common Stock and (ii) 3 million shares of Operating Company Preferred Stock. The Bay Meadows Charter grants the Bay Meadows Board of Directors the power to create and authorize the issuance of Operating Company Preferred Stock in one or more series, having such voting rights, such rights to dividends and distributions and rights in liquidation, such conversion, exchange and redemption rights and such designations, preferences and participations and such other limitations and restrictions as are not prohibited by the Bay Meadows Charter or applicable law as are specified by the Bay Meadows Board of Directors in its discretion. As of June 19, 1997, the Bay Meadows Board of Directors had not created or authorized any class or series of Operating Company Preferred Stock.

     In connection with the consummation of the Merger, the Cal Jockey Charter and Bay Meadows Charter each will be amended and restated (together, the "Restated Charters"). Under the Restated Charters, each of Cal Jockey and Bay Meadows will have the authority to issue 650,000,000 shares of REIT Common Stock and Operating Company Common Stock, respectively, 100,000,000 shares of Preferred Stock, and 750,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"). No shares of Preferred Stock or Excess Stock will be outstanding immediately following the consummation of the Merger.

     Under the Pairing Agreement, shares of Paired Common Stock and shares of Preferred Stock of either Cal Jockey or Bay Meadows that are convertible into shares of Paired Common Stock shall not be transferrable or transferred on the books of Cal Jockey or Bay Meadows unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of that same class or series of common stock or Preferred Stock of the other company.
Neither Cal Jockey nor Bay Meadows may issue shares of REIT Common Stock and Operating Company Common Stock, as the case may be, or shares of Preferred Stock that are convertible into shares of Paired Common Stock unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of common stock or Preferred Stock of the other company and for the pairing of such shares. Each certificate issued for paired shares of REIT Common Stock and Operating Company Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Pairing Agreement.

     In addition, neither Cal Jockey nor Bay Meadows may declare a stock dividend, issue any rights or warrants or otherwise reclassify shares unless the other company simultaneously takes the same or equivalent action.


                         DESCRIPTION OF PREFERRED STOCK

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Cal Jockey Charter and the Bay Meadows Charter (collectively the "Charters") (and, following consummation of the Merger, the Restated Charters) and any applicable amendment to the Cal Jockey Charter or the Bay Meadows Charter (and following consummation of the Merger, the Restated Charters) designating terms of a series of Preferred Stock (a "Designating Amendment").

     With the exception of Preferred Stock that is convertible into Paired Common Stock, Cal Jockey may authorize and issue REIT Preferred Stock without the issuance by Bay Meadows of corresponding shares, and Bay Meadows may authorize and issue Operating Company Preferred Stock without the issuance by Cal Jockey of corresponding shares. Furthermore, the Pairing Agreement does not limit the power of the Board of Directors of each of Cal Jockey and Bay Meadows to independently determine the rights, preferences and restrictions of such shares. However, if either Cal Jockey or Bay Meadows were to issue Preferred Stock for which the other entity did not issue corresponding (i.e., paired) shares in such an amount that greater than 50% of such entity's beneficial equity interests were represented by such unpaired Preferred Stock, then Cal Jockey could lose its status as "grandfathered" from the application of Section 269B of the Code and jeopardize Cal Jockey's ability to qualify as a REIT. See "Federal Income Tax Considerations--REIT Qualification of Cal Jockey--Paired Shares." Neither Cal Jockey nor Bay Meadows intends to issue unpaired Preferred Stock in excess of such limitation.

     Subject to the limitations prescribed by the Cal Jockey Charter and the Bay Meadows Charter, respectively, (and, following consummation of the Merger, the Restated Charters) the Board of Directors of each of Cal Jockey and Bay Meadows is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Because the Board of Directors of each of Cal Jockey and Bay Meadows has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors of each of Cal Jockey and Bay Meadows may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Paired Common Stock.

Terms

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

         (1) The title and stated value of such Preferred Stock and whether such Preferred Stock is paired;

         (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6) The provision for a sinking fund, if any, for such Preferred Stock;

         (7) The provision for redemption, if applicable, of such Preferred
             Stock;

         (8) Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Paired Common Stock, including the conversion price or rate (or manner of calculation thereof);

        (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

        (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

        (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cal Jockey or Bay Meadows, respectively;

        (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cal Jockey or Bay Meadows, respectively; and

        (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Cal Jockey as a REIT.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Cal Jockey or Bay Meadows, as the case may be, rank
(i) senior to all classes or series of Paired Common Stock, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by Cal Jockey or Bay Meadows, respectively, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock and (iii) junior to all equity securities issued by Cal Jockey or Bay Meadows, respectively, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Cal Jockey or the Board of Directors of Bay Meadows, as the case may be, out of the respective assets of Cal Jockey or Bay Meadows legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Cal Jockey or Bay Meadows, as the case may be, on such record dates as shall be fixed by the Board of Directors of Cal Jockey or the Board of Directors of Bay Meadows, as the case may be.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Cal Jockey or the Board of Directors of Bay Meadows, as the case may be, fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Cal Jockey or Bay Meadows, as the case may be, will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Cal Jockey or Bay Meadows, as the case may be, of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall, in all cases, bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than of shares of Paired Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Paired Common Stock, or any other capital stock of Cal Jockey or Bay Meadows, as the case may be, ranking junior to or on a parity with the Preferred Stock of such series as to dividends and upon liquidation, nor shall any shares of Paired Common Stock, or any other shares of capital stock of Cal Jockey or Bay Meadows, as the case may be, ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Cal Jockey or Bay Meadows, as the case may be, (except by conversion into or exchange for other capital stock of Cal Jockey or Bay Meadows, as the case may be, ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to shares of such series which remain payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of Cal Jockey or Bay Meadows, as the case may be, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by Cal Jockey or Bay Meadows, as the case may be, in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of Cal Jockey or Bay Meadows, as the case may be, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of Cal Jockey or Bay Meadows, as the case may be, pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the status of Cal Jockey as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, Cal Jockey or Bay Meadows, as the case may be, shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of Cal Jockey or Bay Meadows, as the case may be, ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the status of Cal Jockey as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by Cal Jockey or Bay Meadows, as the case may be, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by Cal Jockey or Bay Meadows, as the case may be.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of Cal Jockey or Bay Meadows, as the case may be. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by Cal Jockey or Bay Meadows, as the case may be, in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cal Jockey or Bay Meadows, as the case may be, then, before any distribution or payment shall be made to the holders of any Paired Common Stock or any other class or series of capital stock of Cal Jockey or Bay Meadows, as the case may be, ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Cal Jockey or Bay Meadows, as the case may be, the holders of each series of Preferred Stock shall be entitled to receive out of assets of Cal Jockey or Bay Meadows, as the case may be, legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Cal Jockey or Bay Meadows, as the case may be. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Cal Jockey or Bay Meadows, as the case may be, are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of Cal Jockey or Bay Meadows, as the case may be, ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of Cal Jockey or Bay Meadows, as the case may be, shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Cal Jockey or Bay Meadows, as the case may be, with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Cal Jockey or Bay Meadows, as the case may be, shall not be deemed to constitute a liquidation, dissolution or winding up of Cal Jockey or Bay Meadows, as the case may be.

Voting Rights

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, Cal Jockey or Bay Meadows, as the case may be, will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking junior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of Cal Jockey or Bay Meadows, as the case may be, into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Cal Jockey Charter or the Bay Meadows Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (any such occurrence, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, Cal Jockey or Bay Meadows, as the case may be, may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (A) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Paired Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Paired Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or Cal Jockey or Bay Meadows, as the case may be, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Restrictions on Ownership

     For Cal Jockey to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Cal Jockey in meeting this requirement, Cal Jockey may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Cal Jockey's outstanding equity securities, including any Preferred Stock of Cal Jockey. Therefore, the Designating Amendment for each series of Preferred Stock of Cal Jockey may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitations relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                       DESCRIPTION OF PAIRED COMMON STOCK

     The following description of the Paired Common Stock sets forth certain general terms and provisions of the Paired Common Stock to which any Prospectus Supplement may related. The statements below describing the Paired Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Cal Jockey Charter and the Bay Meadows Charter (and, following consummation of the Merger, the Restated Charters) and the Cal Jockey Bylaws and the Bay Meadows Bylaws (and, following consummation of the Merger, as such respective bylaws are amended and restated).

General

     The Paired Common Stock is currently listed on the AMEX under the symbol "CJ." Following the Merger, the Paired Common Stock will be listed on the NYSE under the symbol "PAH." As of June 19, 1997, there were 5,763,257 shares of Paired Common Stock outstanding. The Paired Common Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Terms

     Subject to the preferential rights of any other shares or series of stock, holders of shares of Paired Common Stock will be entitled to receive dividends and other distributions in cash, stock or property of Cal Jockey or Bay Meadows, as the case may be, as and when authorized and declared by the respective Board of Directors of each company out of assets legally available therefor and to share ratably in the assets of the respective company legally available for distribution to its respective stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of Cal Jockey or Bay Meadows, as the case may be.

     Each outstanding share of Paired Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Paired Common Stock will possess the exclusive voting power. A stockholder complying with certain notice requirements set forth in the Cal Jockey Charter and the Bay Meadows Charter may cumulate such stockholder's votes with respect to the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit. Following the Merger, there will be no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Paired Common Stock will be able to elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of Cal Jockey or Bay Meadows.

     Each of Cal Jockey and Bay Meadows intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     All shares of Paired Common Stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of Cal Jockey or Bay Meadows requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

Restrictions on Ownership

     For Cal Jockey to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Cal Jockey in meeting this requirement, Cal Jockey and Bay Meadows may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Cal Jockey's or Bay Meadows' outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

     The transfer agent and registrar for the Paired Common Stock is Chase Mellon Shareholder Services, L.L.C. of New York, New York.


                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For Cal Jockey to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). Each of the Cal Jockey Bylaws and the Bay Meadows Bylaws provides that if the Board of Directors shall at any time and in good faith be of the opinion that direct or constructive ownership of shares has or may become concentrated to an extent which would cause Cal Jockey to fail to qualify or to be disqualified to be taxed as a REIT under the Code, or would cause any rent paid to Cal Jockey to fail to qualify or to be disqualified as "rent from real properties," as defined by the Code, the Cal Jockey Board of Directors shall have the power to call for purchase from any stockholder of Cal Jockey, and the Bay Meadows Board of Directors shall have the power to call for purchase from any stockholder of Bay Meadows, such number of shares as is sufficient in the opinion of the directors of Cal Jockey or the directors of Bay Meadows to maintain or bring the direct or indirect ownership of shares into conformity with the Code, and to refuse to register any proposed transfer of shares which would result in Cal Jockey's being unable to conform to the requirements of the Code. Thus, Cal Jockey and Bay Meadows have the power to repurchase shares from any stockholder of Cal Jockey or Bay Meadows who actually or constructively owns 10% or more of the outstanding shares of Paired Common Stock and to refuse to register any transfer of shares which would result in a holder actually or constructively owning 10% or more of the outstanding shares of Paired Common Stock.

     The purchase price for the shares of Paired Common Stock purchased by the Board of Directors of Cal Jockey or Bay Meadows, as the case may be, as described above shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed, or if such shares are not listed, then the last bid quotation for shares of Paired Common Stock, as of the close of business on the date fixed by the Board of Directors of Cal Jockey or Bay Meadows, as the case may be, for such purchase or, if no quotation for the shares is available, as determined in good faith by the Board of Directors of Cal Jockey or Bay Meadows, as the case may be. In order to further assure that ownership of the shares of stock does not become so concentrated, any transfer of shares that would prevent Cal Jockey from continuing to be qualified as a REIT by virtue of the application of Section 856(d)(2)(B) of the Code shall be void ab initio and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed to have acted as agent on behalf of Cal Jockey in acquiring such shares and to hold such shares on behalf of Cal Jockey. For purposes of determining whether Cal Jockey is in compliance with
Section 856(d)(2)(B), Section 856(d)(5) of the Code, or similar provisions of successor statutes, shall be applied. The stockholders of Cal Jockey shall upon demand disclose to the respective Board of Directors in writing such information with respect to their direct and indirect ownership of the stock of Cal Jockey or Bay Meadows, as the case may be, as such Board of Directors deems necessary to determine whether Cal Jockey satisfies the provisions of Section 856(a)(5) and (6) and 856(d) of the Code and the regulations thereunder as the same shall be from time to time amended, or to comply with the requirements of any other taxing authority.

     Following the Merger, the Restated Charters will provide that no person or entity may Beneficially Own or Constructively Own (as those terms are defined in the Restated Charters) in excess of 9.8% of the outstanding shares of any class or series of the common stock or Preferred Stock (collectively, the "Equity Stock") of Cal Jockey or Bay Meadows (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Restated Charters. Any transfer of Equity Stock of Cal Jockey or Bay Meadows that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of Cal Jockey or Bay Meadows in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Restated Charters, (ii) result in the capital stock of Cal Jockey being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in Cal Jockey being "closely held" within the meaning of Section 856(h) of the Code or
(iv) cause Cal Jockey to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of Cal Jockey or a subsidiary of Cal Jockey within the meaning of section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock.

     Upon the violation of any of the foregoing transfer restrictions contained in the Restated Charters, that number of shares which violate any of such transfer restrictions shall automatically be converted into an equal number of shares of Excess Stock of Cal Jockey or Bay Meadows, as the case may be, and transferred to a trust (a "Trust"). Such shares of Excess Stock held in trust shall remain outstanding shares of stock of Cal Jockey and Bay Meadows and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of Cal Jockey or Bay Meadows, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock. The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Board of Directors of Cal Jockey or Bay Meadows, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust.

     Pursuant to the Restated Charters, the Trustee shall have the exclusive and absolute right to designate a permitted transferee (a "Permitted Transferee") of any and all shares of Excess Stock if Cal Jockey or Bay Meadows or both, in the case of paired shares, fail to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for consideration (whether in a public or private sale) the shares of Excess Stock and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of Cal Jockey or Bay Meadows, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of Cal Jockey or Bay Meadows, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of Cal Jockey or Bay Meadows or both, in the case of paired shares, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and
(ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the record holders of the shares of Equity Stock that were converted into Excess Stock (each, a "Prohibited Owner"). If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold.

     A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price (as determined in the manner set forth in the Restated Charters) on the date of such non-transfer event or transfer and (ii) the price per share received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

     In addition, shares of Excess Stock shall be deemed to have been offered for sale by a Trust to Cal Jockey or Bay Meadows or both, in the case of paired shares, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of paired shares, accept such offer. Either company or both companies, in the case of paired shares, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of paired shares, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of paired shares, do not receive a notice of such transfer or non-transfer event. In the case of shares of Excess Stock that are paired, neither Cal Jockey nor Bay Meadows shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding paired shares of its Excess Stock.

     Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to Cal Jockey or Bay Meadows or both, in the case of paired shares, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation, on Cal Jockey's status as a REIT.

     Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to Cal Jockey or Bay Meadows or both, in the case of paired shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine Cal Jockey's status as a REIT and to ensure compliance with the Ownership Limit. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of Cal Jockey or Bay Meadows shall, within 30 days after January 1 of each year, provide to Cal Jockey or Bay Meadows or both, in the case of paired shares, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

     All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Board of Directors of Cal Jockey determines that it is no longer in the best interests of Cal Jockey to attempt to qualify, or to continue to qualify, as a REIT.

     The restrictions on transfer contained in the Restated Charters could have the effect of delaying, deferring or preventing the acquisition of control of Cal Jockey and Bay Meadows, including certain acquisitions that stockholders might deem to be in their best interest.


                       FEDERAL INCOME TAX CONSIDERATIONS

     Each of Cal Jockey and Patriot believes it has operated, and Patriot intends to operate Cal Jockey following the Merger, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that such companies have and will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of the material federal income tax considerations of an investment in Cal Jockey's and Bay Meadows' Securities to the extent those considerations relate to the federal income
taxation of Cal Jockey and Bay Meadows.   To the extent such considerations
relate to the tax treatment of particular Securities, they will be addressed in the applicable Prospectus Supplement. Goodwin, Procter & Hoar LLP has reviewed this summary and is of the opinion that, to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, this summary is accurate in all material respects. For the particular provisions that govern the federal income tax treatment of the Cal Jockey and their stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in this entirety by such reference.

     The statements in this discussion and the opinions of Goodwin, Procter and Hoar LLP are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect that accuracy of any statements in this Prospectus with respect to the transaction entered into or contemplated prior to the effective date of such changes.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANIES' SECURITIES.

REIT Qualification of Cal Jockey

     General

     If certain detailed conditions imposed by the provisions of the Code are met, entities such as Cal Jockey and Patriot that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., taxation at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

     Prior to the consummation of the Merger, Cal Jockey and Patriot have been and will continue to be operated in a manner intended to allow each of them to qualify as a REIT. Patriot intends that Cal Jockey will operate following the Merger in a manner so that Cal Jockey will continue to qualify as a REIT. If Cal Jockey failed to qualify as a REIT in any taxable year, Cal Jockey would be subject to federal income taxation as if it were a domestic corporation, and Cal Jockey's stockholders would be taxed in the same manner as stockholders of ordinary corporations. In this event, Cal Jockey could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Moreover, the liabilities of Cal Jockey following the Merger will include any unpaid taxes of Patriot, including taxes resulting if Patriot failed to qualify as REIT for periods prior to the Merger, which also could reduce or eliminate cash available for distribution to Cal Jockey's stockholders following the Merger. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, Cal Jockey also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost.

     Cal Jockey's qualification and taxation as a REIT following the Merger will depend upon Cal Jockey's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel will not review Cal Jockey's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Cal Jockey's control. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. Accordingly, no assurance can be given that Cal Jockey will satisfy such tests on a continuing basis. Moreover, Cal Jockey's ability to qualify as a REIT following the Merger also generally will depend on the qualification of Cal Jockey and of Patriot as REITs for periods prior to the Merger.

     Goodwin, Procter & Hoar LLP, special tax counsel to Cal Jockey, has rendered an opinion to Cal Jockey to the effect that commencing with the taxable year ending December 31, 1983, Cal Jockey has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company and Patriot as to factual matters, including representations regarding the nature of the Cal Jockey properties, and the future conduct of Cal Jockey's business. The opinion also assumes that the Merger and related transactions contemplated by the Merger Agreement will occur as contemplated by such documents. Qualification and taxation as a REIT depends upon the Cal Jockey's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review Cal Jockey's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Cal Jockey's operations for any particular taxable year have satisfied or will satisfy such requirements.

     Paired Shares

     Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to Cal Jockey and Bay Meadows, then Cal Jockey would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) has not applied to Cal Jockey and Bay Meadows. By its terms, this "grandfathering" rule will continue to apply to Cal Jockey after the Merger. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar llp regarding Cal Jockey's qualification as a REIT, is based solely on the literal language of the statute. Moreover, no assurance can be given that new legislation will not change these "grandfathering" provisions. In addition, if for any reason Cal Jockey failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to Cal Jockey, in which case Cal Jockey would not qualify as a REIT for any taxable year.

     Potential Reallocation of Income

     Due to the paired share structure, Cal Jockey, Bay Meadows, and their respective subsidiary entities will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. Cal Jockey and Bay Meadows believe that all material transactions between them have been negotiated and structured with the intention of achieving an arm's-length result. Patriot believes that all material transactions between Cal Jockey and Bay Meadows, and among them and/or their subsidiary entities, will be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on Cal Jockey or Bay Meadows. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

     Sale of Land by Cal Jockey

     The agreements governing Cal Jockey's sales of the Stable Area and the Training Track Area and the agreement governing the sale of substantially all of the land which is currently owned by Cal Jockey to an affiliate of PaineWebber Incorporated (the "Proposed PaineWebber Land Sale"), provide that the purchasers will cooperate with Cal Jockey in structuring the transactions as tax-deferred like-kind exchanges. There can be no assurances that the transactions will qualify as tax-deferred like-kind exchanges or that suitable properties for exchange will be located and the exchanges completed within the relatively short time periods allowed by applicable IRS regulations. If the sales cannot be qualified as tax-deferred like-kind exchanges, but the gain qualifies for capital gains treatment, Cal Jockey can elect to distribute the gain to its stockholders, who would be taxed at applicable capital gains rates. If the proceeds are not distributed, the gain will be taxed to Cal Jockey at applicable capital gains rates. To the extent that the gain does not qualify for capital gains treatment, the gain will be combined with Cal Jockey's other taxable income, 95% of which must be distributed each year in order to maintain Cal Jockey's status as a REIT. There can be no assurance, however, that Cal Jockey will make any such distribution. Legislative proposals to restrict like-kind exchanges, if enacted with an effective date that included the Proposed PaineWebber Land Sale, could adversely affect Cal Jockey's ability to complete a like-kind exchange, although it is currently anticipated that the new rules would not apply to exchanges made pursuant to binding agreements in place at the time of enactment and thus would not apply to the Proposed PaineWebber Land Sale.

     Notwithstanding the foregoing, in the event that any of the property proposed to be sold by Cal Jockey in the Proposed PaineWebber Land Sale constitutes "dealer property," then the sales thereof would not be eligible for tax-deferred like-kind exchange treatment, the gain would be subject to a 100% tax, and the amount of gain would constitute nonqualifying income that likely would disqualify Cal Jockey as a REIT; provided that the 100% tax would not apply and the amount of gain would not disqualify Cal Jockey as a REIT if the sales were eligible for a certain statutory safe harbor (but the gain would have to be distributed to maintain REIT qualification if the properties nonetheless constituted dealer property). Although Cal Jockey believes that the Stable Area and the Training Track Area do not constitute dealer property, and Patriot believes that the Proposed PaineWebber Land Sale will not constitute a sale of dealer property, whether or not such sales constitute sales of dealer property are factual determinations not susceptible of legal opinion, and the companies are not receiving opinions from counsel on such determinations. Moreover, there can be no assurance that the proposed sales will qualify for the statutory safe harbor referred to above. As a result, the opinion rendered by Goodwin, Procter & Hoar llp regarding Cal Jockey's qualification as a REIT necessarily relies on representations from Patriot to the effect that none of the proposed sales will constitute sales of dealer property.

Effects of Compliance with REIT Requirements

     Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of Patriot's hotels, other than hotels held by taxable entities in which Patriot does not hold voting control (currently the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel), have been leased to lessees, and Cal Jockey will continue to lease such hotels after the Merger. Similarly, Cal Jockey has leased the Racecourse to Bay Meadows, and Cal Jockey will continue to lease the Racecourse for so long as Cal Jockey owns the Racecourse (or will sublease it following the Proposed PaineWebber Land Sale). Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving Cal Jockey a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined, low level. Cal Jockey also may not provide services, other than customary services, to the lessee or their subtenants. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to these leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

     Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if Cal Jockey owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, Cal Jockey is deemed to own the assets of stockholders who own 10% or more in value of the stock of Cal Jockey. The Restated Charters are therefore designed to prevent a stockholder of Cal Jockey from owning Cal Jockey stock or Bay Meadows stock that would cause Cal Jockey to own, actually or constructively, 10% or more of the ownership interests in a lessee (including Bay Meadows and the New Patriot Operating Partnership). Thus, Cal Jockey should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which Cal Jockey has no knowledge, will not cause Cal Jockey to own constructively 10% or more of one or more lessees at some future date.

     In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of Cal Jockey. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. If the gross income subject to the 100% tax, when added to gain from the sale of (i) stock or securities held for less than one year and (ii) real property held for less than four years (with certain exceptions) exceeds 30% of Cal Jockey's gross income in any taxable year, Cal Jockey will fail to qualify as a REIT. Minimum distribution requirements also generally require Cal Jockey to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit Cal Jockey's ability to acquire non-real estate assets.

Tax Aspects of Cal Jockey's Investment in the Patriot Partnership and Bay Meadow's Investment in the New Patriot Operating Partnership

     Patriot holds substantially all of its assets through the Patriot Partnership and the Patriot Partnership's subsidiary partnerships, and as a result of the Merger, Cal Jockey will acquire Patriot's general partner and limited partner interests in the Patriot Partnership. In addition, Bay Meadows will conduct substantially all of its operations following the Merger through the New Patriot Operating Partnership. Cal Jockey's interest in the Patriot Partnership and Bay Meadows investment in the New Patriot Operating Partnership involve special tax considerations, including those described below.

 Classification as Publicly Traded Partnership

     Notwithstanding that the Patriot Partnership and the New Patriot Operating Partnership are partnerships rather than associations taxable as corporations, the IRS could allege that the Patriot Partnership or the New Patriot Operating Partnership is a "publicly traded partnership" under Section 7704 of the Code. If such an assertion were successfully made, such partnership would be subject to tax as a corporation under the Code unless certain conditions regarding the nature of its income were satisfied. In the case of the Patriot Partnership, taxation as a corporation would disqualify Cal Jockey as a REIT.

     A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." A publicly traded partnership is not taxed as a corporation, however, if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property.

     Interests in the Patriot Partnership or its subsidiary partnerships have not been traded on an established securities market and no interests in such partnerships will be traded on an established securities market following the Merger and related transactions. Moreover, Patriot believes that, for periods ending on or before the Merger, the Patriot Partnership and each subsidiary partnership has qualified and will qualify for a certain safe harbor from treatment as a publicly traded partnership based on the number of partners in such partnerships as well as the 90% qualifying income exemption referred to above. It is currently anticipated that following the Merger, these partnerships will continue to rely on the safe harbor based on the number of their partners and/or the qualifying income exception and that the New Patriot Operating Partnership will rely on the safe harbor based on the number of its partners. Alternatively, following the Merger, the Patriot Partnership Agreement and the New Patriot Operating Partnership may rely on restrictions on transfers and redemptions to be included in their respective partnership agreements designed to prevent such partnerships being taxed as corporations under Section 7704 of the Code. There can be no assurance, however, that efforts to avoid taxation as a corporation under these provisions will be successful.

Taxation of New Patriot Operating Company

     As a "C" corporation under the Code, New Patriot Operating Company will be subject to United States federal income tax on its taxable income at corporate rates.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in Cal Jockey and Bay Meadows, including the possibility of United States income tax withholding on distributions.

                             PLAN OF DISTRIBUTION

     Cal Jockey and Bay Meadows may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from Cal Jockey, Bay Meadows or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from Cal Jockey or Bay Meadows and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Cal Jockey or Bay Meadows will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Paired Common Stock which is listed on the AMEX and following the Merger will be listed on the NYSE. Any shares of Paired Common Stock sold pursuant to a Prospectus Supplement will be listed on the AMEX and following the Merger will be listed on the NYSE, subject to official notice of issuance. Cal Jockey or Bay Meadows may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which Cal Jockey or Bay Meadows may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Cal Jockey or Bay Meadows against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, Cal Jockey or Bay Meadows in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.


                                 LEGAL MATTERS

     Certain legal matters, including the legality of the securities and federal income tax considerations, will be passed upon for Cal Jockey and Bay Meadows by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

     The Separate and Combined Financial Statements of Cal Jockey and Bay Meadows and its subsidiary as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to the proposed Merger and certain disagreements between Cal Jockey and Bay Meadows) and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Companies or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered Securities to which it relates.
                           -------------------------



                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Available Information..................................................   2

Incorporation of Certain
  Documents by Reference...............................................   2

The Companies..........................................................   3

Use of Proceeds........................................................   5

Ratios of Earnings to Fixed Charges....................................   5

Description of Capital Stock...........................................   5

Description of Preferred Stock.........................................   6

Description of Paired Common Stock.....................................  11

Restrictions on Transfers of Capital Stock.............................  12

Federal Income Tax Considerations......................................  15

Plan of Distribution...................................................  20

Legal Matters..........................................................  20

Experts................................................................  20




                                  $475,000,000

                             California Jockey Club
                                  Common Stock
                                Preferred Stock

                                  $25,000,000

                                  Bay Meadows
                               Operating Company
                                  Common Stock
                                Preferred Stock


                              -------------------

                                   PROSPECTUS

                              -------------------


                                 June 20, 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*


Registration fee..............................  $151,516
NASD fee......................................    30,500
Printing fees and expenses....................   200,000
Legal fees and expenses.......................   200,000
Accounting fees and expenses..................    30,000
Blue sky fees and expenses....................    25,000
Miscellaneous.................................    50,000
                                                --------

Total.........................................  $687,016

* Fees and expenses are estimated with the exception of the registration fee.

Item 15.  Indemnification of Directors and Officers.

    Pursuant to Section 145 of the DGCL, the Cal Jockey Charter and the Bay Meadows Charter each include a provision which eliminates any personal liability for a director to Cal Jockey or Bay Meadows, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cal Jockey or Bay Meadows, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Cal Jockey Charter and the Bay Meadows Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of Cal Jockey or Bay Meadows shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    Article VII of each the Cal Jockey Bylaws and the Bay Meadows Bylaws provides for indemnification by Cal Jockey or Bay Meadows, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time and Section 317 of the California General Corporation Law (the "CGCL"), as amended from time to time, and Cal Jockey and Bay Meadows may, by action of their respective Board of Directors, indemnify all other persons Cal Jockey or Bay Meadows may indemnify under the DGCL and the CGCL.

    Cal Jockey has entered into indemnification agreements with each of its directors and Bay Meadows has entered into indemnification agreements with each of its directors and two executive officers. The indemnification agreements generally reflect the foregoing provisions and require the advancement of expenses in proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

    Following the consummation of the Merger, the Restated Charters will include a provision which eliminates any personal liability for a director to Cal Jockey or Bay Meadows, as the case may be, and to the stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cal Jockey or Bay Meadows, as the case may be, or to the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. The Restated Charters will also provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of Cal Jockey or Bay Meadows shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

    In addition, Article VII of each the Cal Jockey Bylaws and the Bay Meadows Bylaws, as each will be amended and restated in connection with the Merger, will provide for indemnification by Cal Jockey or Bay Meadows, as the case may be, of their respective officers, directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by
Section 145 of the DGCL, as amended from time to time, and Cal Jockey and Bay Meadows may, by action of their respective Board of Directors, indemnify all other persons Cal Jockey or Bay Meadows may indemnify under the DGCL.

Item 16.  Exhibits.


Exhibit
Number      Exhibit
------      -------
   3.1       -- Certificate of Incorporation, as amended, of California Jockey
                Club, incorporated by reference to Exhibit 3.1 to Cal Jockey's
                Annual Report on Form 10-K for the year ended December 31, 1987
                (Nos. 001-09319, 001-09320).

   3.2       -- Bylaws, as amended, of California Jockey Club, incorporated by reference to Exhibit 3.3 to Cal Jockey's Annual Report on Form
                10-K for the year ended December 31, 1987, Exhibit 28.1 to Cal
                Jockey's Quarterly Report on Form 10-Q for the quarter ended
                September 30, 1989, and Exhibit 3.5 to Cal Jockey's Annual
                Report on Form 10-K for the year ended December 31, 1995 (Nos.
                001-09319, 001-09320).

   3.3       -- Certificate of Incorporation, as amended, of Bay Meadows
                Operating Company, incorporated by reference to Exhibit 3.1 to Bay Meadows' Annual Report on Form 10-K for the year ended
                December 31, 1987 (Nos. 001-09319, 001-09320).

   3.4       -- Bylaws, as amended, of Bay Meadows Operating Company,
                incorporated by reference to Exhibit 3.4 to Bay Meadows' Annual
                Report on Form 10-K for the year ended December 31, 1987,
                Exhibit 28.2 to Bay Meadows' Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, and Exhibit 3.6 to Bay
                Meadows' Annual Report on Form 10-K for the year ended December
                31, 1995 (Nos. 001-09319, 001-09320).

  *3.5       -- Form of Amended and Restated Certificate of Incorporation of
                Patriot American Hospitality, Inc.

  *3.6       -- Form of Amended and Restated Bylaws of Patriot American
                Hospitality, Inc.

  *3.7       -- Form of Amended and Restated Certificate of Incorporation of
                Patriot American Hospitality Operating Company.

  *3.8       -- Form of Amended and Restated Bylaws of Patriot American
                Hospitality Operating Company.

  *5.1       -- Opinion of Goodwin, Procter & Hoar LLP.

  *8.1       -- Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

 *12.1       -- Combined Statement of Ratio of Earnings to Fixed Charges.

  23.1       -- Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and Exhibit 8.1).

 *23.2       -- Consent of Deloitte & Touche LLP.

  24.1       -- Powers of Attorney (included on Signature Pages to the
                Registration Statement).

-----------------------------
*Filed herewith

Item 17.      Undertakings.

    (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, June 20, 1997.


CALIFORNIA JOCKEY CLUB                BAY MEADOWS OPERATING COMPANY


By:  /s/ Kjell H. Qvale               By:  /s/ F. Jack Liebau
     ---------------------------           -----------------------------
     Kjell H. Qvale,                       F. Jack Liebau,
     Chairman of the Board                 President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicted, each of whom also constitutes and appoints Kjell H. Qvale and James M. Harris and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every at and thing requisite and necessary to be done, as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


        Signature                   Title                           Date
        ---------                   -----                           ----

/s/ James P. Conn       Director, California Jockey Club        June 20, 1997
-----------------
James P. Conn


/s/ David Gjerdrum      Director, California Jockey Club        June 20, 1997
------------------
David Gjerdrum


/s/ James M. Harris     Director, President, Treasurer and      June 20, 1997
-------------------
James M. Harris         Secretary, California Jockey Club
                        (Principal Executive Officer, Principal
                        Financial Officer and Principal
                        Accounting Officer)


/s/ Kjell H. Qvale      Chairman of the Board, California       June 20, 1997
------------------      Jockey Club
Kjell H. Qvale


/s/ Ronald J. Volkman   Director, California Jockey Club        June 20, 1997
---------------------
Ronald J. Volkman

                                     II-4

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints F. Jack Liebau and Frank Trigeiro and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same and all exhibits thereto, and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every at and thing requisite and necessary to be done, as fully to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


        Signature                   Title                         Date
        ---------                   -----                         ----

/s/ Eugene F. Barsotti, Jr.     Director and Vice President     June 20, 1997
---------------------------      --Racing, Bay Meadows
Eugene F. Barsotti, Jr.         Operating Company



/s/ F. Scott Gross              Director, Bay Meadows           June 20, 1997
------------------              Operating Company
F. Scott Gross


/s/ Greg S. Gunderson           Director, Bay Meadows           June 20, 1997
---------------------           Operating Company
Greg S. Gunderson


/s/ John C. Harris              Chairman of the Board, Bay      June 20, 1997
------------------              Meadows Operating Company
John C. Harris


/s/ F. Jack Liebau              Director, President and Chief   June 20, 1997
------------------              Executive Officer, Bay
F. Jack Liebau                  Meadows Operating Company
                                (Principal Executive Officer)



/s/ Frank Trigeiro              Chief Financial Officer and     June 20, 1997
------------------              Vice President--Finance, Bay
Frank Trigeiro                  Meadows Operating Company
                                (Principal Financial Officer
                                and Principal Accounting
                                Officer)



/s/ Lee R. Tucker               Director and Secretary, Bay     June 20, 1997
-----------------               Meadows Operating Company
Lee R. Tucker


/s/ Anthony J. Zidich           Director and Treasurer, Bay     June 20, 1997
---------------------           Meadows Operating Company
Anthony J. Zidich


                                 EXHIBIT INDEX


Exhibit
Number   Exhibit
------   -------

   3.1 Certificate of Incorporation, as amended, of California Jockey
         Club,incorporated by reference to Exhibit 3.1 to California Jockey
         Club's Annual Report on Form 10-K for the year ended December 31, 1987
         (Nos. 001-09319, 001-09320).

   3.2 Bylaws, as amended, of California Jockey Club, incorporated by reference to Exhibit 3.3 to California Jockey Club's Annual Report on Form 10-K for the year ended December 31, 1987, Exhibit 28.1 to California Jockey
         Club's Quarterly Report on Form 10-Q for the quarter ended September
         30, 1989, and Exhibit 3.5 to California Jockey Club's Annual Report on
         Form 10-K for the year ended December 31, 1995 (Nos. 001-09319, 001-
         09320).

   3.3   Certificate of Incorporation, as amended, of Bay Meadows Operating
         Company, incorporated by reference to Exhibit 3.1 to Bay Meadows
         Operating Company's Annual Report on Form 10-K for the year ended
         December 31, 1987 (Nos. 001-09319, 001-09320).

   3.4 Bylaws, as amended, of Bay Meadows Operating Company, incorporated by reference to Exhibit 3.4 to Bay Meadows Operating Company's Annual
         Report on Form 10-K for the year ended December 31, 1987, Exhibit 28.2 to Bay Meadows Operating Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, and Exhibit 3.6 to Bay Meadows
         Operating Company's Annual Report on Form 10-K for the year ended
         December 31, 1995 (Nos. 001-09319, 001-09320).

  *3.5   Form of Amended and Restated Certificate of Incorporation of Patriot
         American Hospitality, Inc.

  *3.6   Form of Amended and Restated Bylaws of Patriot American Hospitality,
         Inc.

  *3.7   Form of Amended and Restated Certificate of Incorporation of Patriot
         American Hospitality Operating Company.

  *3.8   Form of Amended and Restated Bylaws of Patriot American Hospitality
         Operating Company.

  *5.1   Opinion of Goodwin, Procter & Hoar LLP.

  *8.1   Opinion of Goodwin, Procter & Hoar LLP as to Tax Matters.

  *12.1  Combined Statement of Ratio of Earnings to Fixed Charges.

   23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 and
         Exhibit 8.1).

  *23.2  Consent of Deloitte & Touche LLP.

   24.1  Powers of Attorney (included on Signature Pages to the Registration
         Statement).

----------------------------
*Filed herewith